                                                                     EXHIBIT 1.2




                               Galen Holdings plc

                                       AND

                           MERRILL LYNCH INTERNATIONAL


              -----------------------------------------------------
                       SPONSOR'S AND OPEN OFFER AGREEMENT
             ------------------------------------------------------

                                    CONTENTS

CLAUSE                                                                                               PAGE
------                                                                                               -----
1.     Interpretation..................................................................................1
2.     Appointment Of Merrill Lynch....................................................................5
3.     Application For Admission And Registration And The Open Offer...................................6
4.     Pricing Prospectus And Supplementary Prospectuses...............................................8
5.     Fees, Commissions And Costs.....................................................................9
6.     Representations And Warranties.................................................................11
7.     Indemnity And Exclusion Of Liability...........................................................12
8.     Termination....................................................................................15
9.     Covenants......................................................................................16
10.    Announcements And Information..................................................................17
11.    Further Assurance..............................................................................18
12.    General........................................................................................18
13.    Contracts (Rights Of Third Parties) Act 1999...................................................18
14.    Notices........................................................................................19
15.    Governing Law And Jurisdiction.................................................................19
16.    Counterparts...................................................................................19

Schedule 1           DOCUMENTS DELIVERED AND TO BE DELIVERED..........................................20

Schedule 2           WARRANTIES.......................................................................26

Schedule 3           WARRANTIES CERTIFICATE...........................................................35


THIS AGREEMENT is made on 2 July, 2001

BETWEEN:

(1) GALEN HOLDINGS PLC, a company incorporated in Northern Ireland (registered no. NI 025836), whose registered office is at Seagoe Industrial Estate, Craigavon, Northern Ireland, BT63 5UA ("GALEN"); and

(2) MERRILL LYNCH INTERNATIONAL, a company incorporated in England and Wales (registered no. 2312079) whose registered office is at Ropemaker Place, 25 Ropemaker Street, London, EC2Y 9LY ("MERRILL LYNCH").

WHEREAS Galen and the Selling Shareholders propose to offer Ordinary Shares in the Offers, comprising the Open Offer to Qualifying Shareholders and the International Offer, each as described in the Offer Documents. It is proposed that Merrill Lynch will act as global co-ordinator of the Offers. It is also proposed that Merrill Lynch will act as agent of Galen in relation to the Open Offer on the terms and conditions of this agreement and of the Open Offer. Application has been made for Admission and Merrill Lynch has agreed to act as sponsor in connection with the application.

THE PARTIES AGREE as follows:

1.     INTERPRETATION

1.1    In this Agreement:

       "ACT" means the Companies (Northern Ireland) Order 1986;

       "ADMISSION" means admission of the New Shares to the Official List of the UK Listing Authority and The Irish Stock Exchange and to Trading and a reference to Admission becoming "EFFECTIVE" is to be construed in accordance with paragraph 7.1 of the Listing Rules;

       "ADSs" means American Depository Shares, each representing an ownership interest in four Ordinary Shares;

       "APPLICATION FORM" means the application form on which Qualifying Shareholders (other than US Shareholders) can apply for shares under the Open Offer;

       "APPLICABLE IRISH SECURITIES LAW" means the Companies Acts, 1963 to 1999, the European Communities (Transferable Securities and Stock Exchange) Regulations, 1992 and the European Communities (Stock Exchange) Regulations, 1984 of Ireland;

       "BUSINESS DAY" means a day (other than a Saturday or Sunday) on which clearing banks are open for business in London;

       "CANADIAN PROSPECTUS" means the document pursuant to which the International Offer will be made to investors in Canada (in preliminary and final form);

       "CLOSING DATE" means the date falling 3 Business Days after the date of the Purchase Agreement or such other date as the parties may agree;

       "COMMISSION" means the US Securities and Exchange Commission;

       "CREST" means the relevant system, as defined in the Uncertificated Securities Regulations 1995;

       "CRESTCO" means CrestCo Limited, the operator of the "relevant system" as defined in the Uncertificated Securities Regulations 1995;

       "DEPOSITORY" means the Bank of New York;

       "DIRECTOR" means a person specified in the UK Prospectus as taking responsibility for the UK Prospectus and "DIRECTORS" means all those persons;

       "EXCHANGE ACT" means the US Securities Exchange Act of 1934, as amended;

       "FSA" means the Financial Services Act 1986, as amended;

       "GROUP" means Galen and its subsidiary undertakings;

       "GROUP COMPANY" means Galen or any of its subsidiary undertakings;

       "INDEMNIFIED PERSON" means Merrill Lynch and each of its subsidiaries and holding companies and the subsidiaries of any such holding company and its and their respective directors, officers, employees and agents, and any person who controls Merrill Lynch within the meaning of section 15 of the Securities Act or section 20 of the Exchange Act;

       "INTERIM STATEMENT" means the Interim Financial Statement for Galen in UK GAAP and US GAAP for the 3 month and 6 month periods ended 31 March 2001 set out in the Registration Statement;

       "INTERNATIONAL OFFER" means the proposed offering by the Underwriters on a non-pre-emptive basis of New Shares (excluding those New Shares taken up by Qualifying Shareholders under the Open Offer) and the Sale Shares, in a public offering in the United States and an offering to certain other investors outside the United States;

       "INTERNATIONAL PROSPECTUS" means the document pursuant to which the International Offer will be made to investors outside the United States of America and Canada (in preliminary and final form);

       "IRISH STOCK EXCHANGE" means The Irish Stock Exchange Limited or any successor as the context requires;

       "LISTING RULES" means, together, the rules made by the UK Listing Authority pursuant to section 142 of the FSA and by the Board of The Irish Stock Exchange pursuant to the European Communities (Stock Exchange) Regulations, 1984 of Ireland as amended from time to time;

       "LONDON STOCK EXCHANGE" means London Stock Exchange plc or any successor as the context requires;

       "NEW SHARES" means the new Ordinary Shares to be issued pursuant to the Offers;

       "OFFER PRICE" means the issue price of the New Shares and the sale price of any Sale Shares to be determined following the closure of the bookbuilding exercise as described in the Offer Documents;

       "OFFERS" means the Open Offer and the International Offer;

       "OFFER DOCUMENTS" means the US Prospectus, the Canadian Prospectus, the International Prospectus the UK Prospectus, the UK Pricing Prospectus and any amendments or supplements thereto;

       "OPEN OFFER" means the offer on a pre-emptive basis of the Open Offer Shares to Qualifying Shareholders pursuant to the UK Prospectus and the US Prospectus;

       "OPEN OFFER SHARES" means New Shares validly subscribed for and to be issued pursuant to the Open Offer;

       "OPEN OFFER TERMS AND CONDITIONS" means the terms and conditions of the Open Offer as set out in Parts II and III of the UK Prospectus and the Application Form.

       "ORDINARY SHARES" means ordinary shares of 10p each in the capital of Galen;

       "OVER-ALLOTMENT OPTION" means the option to be granted under the Purchase Agreement by the Selling Shareholders to Merrill Lynch (on behalf of the Underwriters) to call for the sale of Ordinary Shares with an aggregate value at the Offer Price not exceeding 15 per cent of the total value of the Offers, as described in the Offer Documents;

       "PRESS ANNOUNCEMENT" means the announcement of the Offers issued by Galen on 2 July 2001;

       "PURCHASE AGREEMENT" means the underwriting agreement in agreed form expected to be entered into between Galen, the Selling Shareholders and the Underwriters on or about 26 July 2001;

       "PWC" means PricewaterhouseCoopers of Fanum House, 108 Great Victoria Street, Belfast BT2 7AX;

       "QUALIFYING SHAREHOLDERS" means holders of Ordinary Shares on the register of members of Galen as at 25 June 2001 who are eligible to be offered Open Offer Shares;

       "REGISTRATION" means delivery for registration of duplicate copies of the UK Prospectus, the UK Pricing Prospectus, or any other Supplementary Prospectus in connection with the Open Offer to the Registrar of Companies as required by section 149 of the FSA and also to the Registrar of Companies in Ireland pursuant to the Companies Act 1963 and the European Communities (Transferable Securities and Stock Exchange) Regulations, 1992 of Ireland;

       "REGISTRAR" means Computershare Services PLC of The Pavilions, Bridgwater Road, Bristol BS99 1XZ;

       "REGISTRATION STATEMENT" means that part of the registration statement on Form F-1 under the Securities Act that is appended to and forms part of the UK Prospectus and the US Prospectus (in preliminary and final form);

       "SALE SHARES" means Ordinary Shares with an aggregate value at the Offer Price not exceeding (pound)100 million (and any Ordinary Shares, the subject of the Over-allotment Option) to be offered in the International Offer on behalf of the Selling Shareholders;

       "SECURITIES ACT" means the US Securities Act of 1933, as amended;

       "SELLING SHAREHOLDERS" means the persons named as such in the Offer Documents;

       "SUPPLEMENTARY PROSPECTUS" means any supplementary prospectus prepared in accordance with clause 4 for the purposes of section 147 of the FSA and/or regulation 3 of the European Communities (Stock Exchange) Regulations, 1984 of Ireland and the Listing Rules;

       "TRADING" means the proposed admission to trading of the New Shares on the London Stock Exchange's market for listed securities and the Irish Stock Exchange;

       "US APPLICATION FORM" means the form of conditional offer to purchase on which US Shareholders can apply under the Open Offer;

       "UK PRICING PROSPECTUS" means the Supplementary Prospectus expected to be published on 26 July 2001 in relation to the Offers containing inter alia, the Offer Price;

       "UK PROSPECTUS" means the document dated 2 July 2001 which attaches and incorporates an extract from the Registration Statement and comprises a prospectus in accordance with the Listing Rules, together with the Application Form;

       "UNDERWRITERS" means, if the Purchase Agreement is signed, Merrill Lynch, and such other persons as set forth in Schedule A to the Purchase Agreement upon its execution;

       "US PROSPECTUS" means the document pursuant to which the International Offer will be made to investors in the United States of America and the Open Offer will be made to Qualifying Shareholders who are US Shareholders (in preliminary and final form) and the accompanying US Application Form;

       "US SHAREHOLDER" means a Qualifying Shareholder who is a US person as defined in Regulation S under the Securities Act;

       "VALID APPLICATION" means in the case of a Qualifying Shareholder who is not a US Shareholder an application on an Application Form in respect of Open Offer Shares which is signed, completed and delivered in accordance with the Open Offer Terms and Conditions, is accompanied by a remittance for the amount payable in relation thereto, complies in all other respects with the Open Offer Terms and Conditions and is received prior to 24 July 2001 in respect of the Open Offer, and in the case of a US Shareholder only, an application by a US Person who has submitted a US Application Form in respect of Open Offer Shares which is signed, completed and delivered in accordance with the terms and conditions set out in the US Prospectus (the "US OPEN OFFER TERMS AND CONDITIONS") and who otherwise complies with all US Open Offer Terms and Conditions including following the US Prospectus having been declared effective by the Commission, submitting a remittance for the amount payable in relation to the shares the subject of the US Application Form received prior to 19 July 2001, provided that, for the purposes of this Agreement, a Valid Application includes any application which may be rejected by Galen pursuant to the Open Offer Terms and Conditions or the US Open Offer Terms and Conditions as the case may be;

       "VERIFICATION NOTES" means the verification notes prepared by Ashurst Morris Crisp in connection with the information contained in the UK Prospectus;

       "WARRANTY" means a statement contained in schedule 2 and "WARRANTIES" means all those statements;

       "WORKING CAPITAL REPORT" means the report on the consolidated cash flow forecast and working capital projections of the Group to the period ending on 31 December 2001 and cash flow projections for the Group to 31 December 2002;

1.2    In this Agreement, a reference to:

       1.2.1 a "SUBSIDIARY UNDERTAKING" or "PARENT UNDERTAKING" is to be construed in accordance with the Act and a "SUBSIDIARY" or "HOLDING COMPANY" is to be construed in accordance with the Act (other than in relation to Merrill Lynch, where such expressions shall be construed in accordance with the UK Companies Act 1985);

       1.2.2 a document in the "AGREED FORM" is a reference to a document in a form approved and for the purposes of identification signed by or on behalf of each party or in another form as may be agreed by or on behalf of each party;

       1.2.3 a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provision before the date of this Agreement;

       1.2.4 costs includes a reference to costs, charges and expenses of every description;


       1.2.5 a "CERTIFIED COPY" is a reference to a document certified by a director of Galen or the secretary of Galen or Ashurst Morris Crisp as being a true copy;

       1.2.6 a person includes a reference to any body corporate, association or partnership; and

       1.2.7 a clause, recital or schedule, unless the context requires otherwise, is a reference to a clause or recital of or a schedule to this Agreement.

1.3    The headings in this Agreement do not affect its interpretation.

2.     APPOINTMENT OF MERRILL LYNCH

2.1 Galen irrevocably appoints Merrill Lynch as the sponsor for the purposes of the application for Admission of the New Shares and as its agent for the purpose of making the Open Offer on the terms of the Open Offer Terms and Conditions and in the manner described in the Offer Documents and Merrill Lynch hereby accepts such appointment on and subject to the terms set out in this Agreement.

2.2 Merrill Lynch shall not be under any obligation to procure purchasers for or to purchase any Open Offer Shares not taken up by Qualifying Shareholders in the Open Offer unless and to the extent that such obligation arises in due course under the Purchase Agreement (if and when the Purchase Agreement is entered into).

2.3 Galen confirms that the appointment described in clause 2.1 confers on Merrill Lynch all powers, authorities and discretions on behalf of Galen which are necessary for or incidental to the application for Admission and the Open Offer (including the power to appoint sub-agents or to delegate the exercise of any of its powers, authorities or discretions to such persons as Merrill Lynch may think fit,) and hereby agrees to ratify and confirm (whether before or after termination of this Agreement) everything which Merrill Lynch shall lawfully and properly have done or shall do in the exercise of such powers, authorities and discretions.

3.     APPLICATION FOR ADMISSION AND REGISTRATION AND THE OPEN OFFER

3.1 Galen has delivered to Merrill Lynch the documents referred to in part 1 of schedule 1 in the numbers and complying with the execution requirements as set out in schedule 1.

3.2 After the execution and delivery of this Agreement and before publication of the UK Prospectus, Galen shall deliver or procure the delivery to Merrill Lynch evidence in a form satisfactory to Merrill Lynch of formal approval of the UK Prospectus by the UK Listing Authority and The Irish Stock Exchange pursuant to the Listing Rules.

3.3 Galen shall provide or procure the provision of all information and execute or procure the execution of all documents required by the UK Listing Authority and/or the Irish Stock Exchange for the purposes of the application for Admission and shall comply fully with all relevant provisions of the Act, the FSA, the Companies Act, 1963 of Ireland and Applicable Irish Securities Law and the Listing Rules. Galen further undertakes with Merrill Lynch to use all reasonable endeavours to procure that Admission becomes effective by not later than 31 July 2001 (or such later date as the parties may agree).

3.4 Galen undertakes to Merrill Lynch that on receipt of the approval or authorisation of the UK Listing Authority and the Irish Stock Exchange referred to in clause 3.2 it will promptly (i) procure Registration of the UK Prospectus; and (ii) procure delivery to the Registrar of Companies for Ireland of a copy of the UK Prospectus for registration in compliance with the Companies Act, 1963 and the European Communities (Transferable Securities and Stock Exchanges) Regulations 1992 of Ireland.

3.5    Galen shall make available:

       3.5.1 for inspection the documents stated in the UK Prospectus as being available for inspection at the place and times stated in the UK Prospectus; and

       3.5.2 free of charge sufficient copies of the UK Prospectus in accordance with the requirements of the Listing Rules.

3.6 Merrill Lynch shall give Galen all assistance which it reasonably requires in connection with the application for Admission and, in particular, but without restricting the generality of the foregoing, shall prepare and deliver (or procure to be prepared and delivered) to the UK Listing Authority and The Irish Stock Exchange the documents referred to in part 3 of schedule 1.

3.7 Immediately following execution of this Agreement, subject to clause 3.1 having been complied with, Merrill Lynch shall (on behalf of Galen) release the Press Announcement to the Company Announcements Office of the London Stock Exchange, The Irish Stock Exchange and to the press.

3.8 Galen agrees to procure that, subject to clause 3.4 having been complied with, the UK Prospectus is posted to all Qualifying Shareholders (other than those who are US Shareholders) and the US Prospectus (in preliminary form) is posted to all US Shareholders as soon as reasonably practicable.

3.9    Galen shall deliver or procure to be delivered to Merrill Lynch:

       3.9.1 the documents set out in part 2 of schedule 1 not later than 5 days before the date set for consideration by the UK Listing Authority and The Irish Stock Exchange of the application for Admission;

       3.9.2 the documents set out in part 4 of schedule 1 not later than the date set for publication of the UK Pricing Prospectus; and

       3.9.3 the documents set out in part 5 of schedule 1 immediately prior to Admission;

              in each case in the numbers and complying with the execution requirements as set out in schedule 1.

3.10   Galen undertakes to Merrill Lynch that it will:

       3.10.1 promptly on or before the Closing Date procure the registration as members of Galen of those persons who have subscribed for Open Offer Shares in the Open Offer pursuant to and on the Open Offer Terms and Conditions or the US Open Offer Terms and Conditions;

       3.10.2 (i) procure the issue to Qualifying Shareholders holding or who held Ordinary Shares in Galen in certificated form of definitive share certificates in respect of the Open Offer Shares for which they have subscribed in accordance with the Open Offer Terms and Conditions or the US Open Offer Terms and Conditions; (ii) use all reasonable endeavours to ensure that Open Offer Shares subscribed for by Qualifying Shareholders holding or who held their Ordinary Shares in uncertificated form, are admitted to CREST as participating securities with effect from Admission as soon as practicable following Admission and are enabled within CREST;
              (iii) procure that the Registrar confirms to CRESTCo that it is the registrar for such Qualifying Shareholders Open Offer Shares; and (iv) procure the crediting of the appropriate number of Open Offer Shares to the accounts of such Qualifying Shareholders; and

       3.10.3 procure the timely delivery to the UK Listing Authority of an executed declaration in the form set out in schedule 6 to the Listing Rules and any other documents which the UK Listing Authority may require.

4.     PRICING PROSPECTUS AND SUPPLEMENTARY PROSPECTUSES

4.1 The Offer Price shall (if it is so agreed) be agreed between Galen, the Selling Shareholders and Merrill Lynch. Galen agrees that it will consult with Merrill Lynch as to the remaining contents of the UK Pricing Prospectus and take into account all reasonable requirements of Merrill Lynch in relation thereto. Subject to the approval of the UK Pricing Prospectus by the UK Listing Authority and The Irish Stock Exchange in accordance with the Listing Rules, Galen shall procure delivery to the Registrar of Companies for Northern Ireland and the Registrar of Companies in Ireland of two copies of the UK Pricing Prospectus for Registration. Galen will procure to be delivered to Merrill Lynch, not later than 9.00 a.m. (or such later time as Merrill Lynch may agree) on the Business Day following such delivery to the Registrars of Companies, evidence, in a form satisfactory to Merrill Lynch, of such Registration.

4.2 Galen will procure that the UK Pricing Prospectus is published in accordance with the Listing Rules and that:

       4.2.1 sufficient copies of the UK Pricing Prospectus are made available to those persons (other than US Shareholders) to whom the Open Offer is being made, as described in the UK Pricing Prospectus, on and from the date of the UK Pricing Prospectus and that sufficient copies of the US Prospectus (in final form) are made available to US Shareholders who have submitted Valid Applications, on and from the date of the US Prospectus (in final form);

       4.2.2 sufficient copies of the UK Pricing Prospectus are made available at the registered office of Galen and at the UK Listing Authority in accordance with the requirements of the UK Listing Authority from the date of the UK Pricing Prospectus; and

       4.2.3 the documents (if any) stated in the UK Pricing Prospectus as being available for inspection are made so available from the date of the UK Pricing Prospectus.

4.3 Galen agrees to comply with Section 147 of the FSA and Applicable Irish Securities Law including Part XII Companies Act 1963 and Galen agrees that it will promptly:

       4.3.1 notify Merrill Lynch if, at any time prior to Admission, it becomes aware that circumstances have arisen which require or may require the publication of any Supplementary Prospectus in addition to the UK Pricing Prospectus;

       4.3.2 consult with Merrill Lynch as to the contents of any Supplementary Prospectus and take into account all reasonable requirements of Merrill Lynch in relation thereto;

       4.3.3 publish such Supplementary Prospectus in such manner as may be required by the Listing Rules; and

       4.3.4 furnish to Merrill Lynch copies of any Supplementary Prospectus in such numbers as they may from time to time reasonably request.

4.4 Where a Supplementary Prospectus (including, but not limited to the UK Pricing Prospectus) is published in connection with Admission, references in this Agreement (including, for the avoidance of doubt, in schedule 2) to the UK Prospectus are, as the context permits, to be read as references to the Supplementary Prospectus or, as the context may require, the UK Prospectus and the Supplementary Prospectus taken together.

5.     FEES, COMMISSIONS AND COSTS

5.1 Subject to the Purchase Agreement having been entered into, having become unconditional and not having been terminated in accordance with its terms:

       5.1.1 Galen agrees that it will pay to Merrill Lynch on the Closing Date for each Open Offer Share for which a Valid Application has been received, an agency commission of 4% of the Offer Price of each such Open Offer Share (the "OPEN OFFER COMMISSION"); and

       5.1.2 in addition, Galen shall pay to such of the Underwriters as Galen shall determine and in such proportions as it shall determine in its absolute discretion, on the Closing Date, an incentive fee of up to 1% of the Offer Price of each Open Offer Share for which a Valid Application has been received (the "OPEN OFFER INCENTIVE FEE").

       Galen agrees that Merrill Lynch shall be entitled to deduct the Open Offer Commission and the Open Offer Incentive Fee (if and to the extent that Galen has agreed to pay such Open Offer Incentive Fee to Merrill Lynch) from the proceeds payable to Galen from the International Offer on the Closing Date under the Purchase Agreement, provided that, if the Open Offer Commission together with any Open Offer Incentive Fee owed to Merrill Lynch (or, in the case of the Open Offer Incentive Fee, to some or all of the Underwriters) exceeds the aggregate proceeds due to Galen from the International Offer, Merrill Lynch as agent for the Underwriters shall be entitled to recover such shortfall from Galen in full at such time. Any such off-setting shall satisfy the obligations of Galen in full and Galen will not be responsible for the application of funds off-set by Merrill Lynch in paying its agents.

       For the avoidance of doubt Galen shall not be obliged to pay the Open Offer Incentive Fee in relation to any New Share in respect of which it has paid an Incentive Fee pursuant to paragraph 2(f) of the Purchase Agreement.

       In addition, in accordance with clause 5.2, Merrill Lynch shall be entitled to off-set, against payment of the proceeds to Galen from the International Offer on the Closing Date, any amounts advanced by Merrill Lynch for expenses that Galen has agreed to pay under clause 5.2.

5.2 Whether or not the Offers proceed, Galen shall pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement and under the Purchase Agreement, including, without limitation, (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment thereto, (ii) the preparation, printing and delivery to the Underwriters of the Purchase Agreement, any agreement among Underwriters, this Agreement and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of Ordinary Shares, (iii) the preparation, issuance and delivery of the certificates for the Ordinary Shares to the Underwriters or initial purchasers procured by the Underwriters, (iv) all costs incurred by Galen and Merrill Lynch in connection with this Agreement (other than Merrill Lynch's legal fees)
       (v) the fees and disbursements of Galen's counsel, accountants and other advisers, (vi) the qualification of the New Shares and the Sale Shares under securities laws in accordance with the Purchase Agreement, including filing fees and in connection with the preparation, printing and delivery to the Underwriters of copies of a Blue Sky survey and any supplement thereto, (vii) the printing and delivery to the Underwriters and the Qualifying Shareholders of copies of the Offer Documents and any other document published in connection with the Offers and any amendments or supplements thereto, (viii) the fees and expenses of any transfer agent or registrar for Ordinary Shares, (ix) the filing fees incident to the review by the National Association of Securities Dealers, Inc. ("NASD") of the terms of the sale of any Ordinary Shares, (x) the fees and expenses incurred in connection with the inclusion of any Ordinary Shares in the form of ADSs, in the Nasdaq National Market, (xi) the fees and expenses (including fees and disbursements of counsel) of the depository or any nominee or custodian appointed in connection with the Offers, (xii) the fees and expenses of any process agent, (xiii) the costs of preparing and distributing ADR certificates evidencing the ADSs and share certificates in respect of the New Shares and Sale Shares,
       (xiv) all expenses and fees in connection with the listing on the Official List, or the application for trading of the New Shares on the London Stock Exchange or the Irish Stock Exchange, the quotation of the ADSs on the Nasdaq National Market, and the obtaining of any approvals in connection with the sale of any Ordinary Shares from the relevant authorities in the UK, the Republic of Ireland or the United States; (xv) any and all UK stamp duty, Stamp Duty Reserve Tax or similar issuance or transfer tax relating to the New Shares, including any costs, interest and penalties arising from or in connection with, the creation, issuance, sale and delivery by Galen to the Underwriters or the initial subscribers procured by the Underwriters of the New Shares; the issue of any such New Shares to and the deposit of them in the form of ADSs with any depository; the initial sale or subscription by the Underwriters of any New Shares, (ii) all costs and expenses of the Underwriters, other than the fees and disbursements of counsel to the Underwriters (iii) all roadshow expenses including expenses incurred by Merrill Lynch, (iv) the costs and charges of any transfer agent, registrar or receiving bank in connection with the Open Offer, and (xix) any value added tax properly charged on any of the foregoing items.

5.3 If in accordance with clauses 5.1 and 5.2, Galen reimburses Merrill Lynch in respect of any of the items specified in those clauses, Galen shall also pay to Merrill Lynch in respect of value added tax:

       5.3.1 if the reimbursement constitutes part of the consideration for a supply of goods or services by Merrill Lynch to Galen, an amount equal to any value added tax charged to Merrill Lynch on the item in respect of which Merrill Lynch certifies that it is unable to take credit or make recovery (the certificate to be conclusive in the absence of manifest error) and the amount of value added tax for which Merrill Lynch is properly liable in respect of the supply by it to Galen; and

       5.3.2 if the reimbursement is for costs incurred by Merrill Lynch as agent of Galen, any value added tax charged on the item.

6.     REPRESENTATIONS AND WARRANTIES

6.1 Galen warrants to Merrill Lynch that each Warranty is true and accurate and not misleading at the date of this Agreement.

6.2 Galen acknowledges that Merrill Lynch is entering into this Agreement in reliance on each Warranty which has also been given as a representation and with the intention of inducing Merrill Lynch to enter into this Agreement.

6.3 Each Warranty is to be construed independently and (except where this Agreement provides otherwise) is not limited by a provision of this Agreement or another Warranty.

6.4 Except to the extent necessary to implement this Agreement, Galen shall not do, or omit to do, anything which would or might cause a Warranty to become untrue, inaccurate or misleading at any time before Admission becomes effective.

6.5 Galen shall promptly notify Merrill Lynch if it becomes aware of a fact or circumstance which constituted a breach of clause 6.1 or has caused or would or might cause a Warranty to become untrue, inaccurate or misleading at any time before Admission becomes effective by reference to the facts or circumstances existing at that time.

6.6 If Merrill Lynch is notified under clause 6.5 or otherwise becomes aware of a fact or circumstance which constituted a breach of clause 6.1 or has caused a Warranty to become in any respect untrue, inaccurate or misleading at any time before Admission becomes effective, Merrill Lynch may require Galen (at the expense of Galen) to make or cause to be made such announcement and/or despatch such communication as Merrill Lynch shall, after consultation with Galen, consider necessary acting reasonably and having regard to the FSA, Applicable Irish Securities Law referred to in this Agreement, the Listing Rules and the Admission and Disclosure Standards of the London Stock Exchange and The Irish Stock Exchange and all applicable laws and regulations.

6.7 A reference in schedule 2 to the knowledge, information, belief or awareness of Galen includes knowledge, information, belief or awareness which Galen would have if the executive Directors of Galen had made all due and careful enquiries.

6.8 The Warranties given pursuant to schedule 2 shall remain in full force and effect notwithstanding the completion of the Open Offer and all other matters and arrangements referred to in or contemplated by this Agreement.

6.9 The Warranties relating to the Offer Documents (or any of them) given pursuant to this clause 6 shall be deemed to be repeated on the date of publication of the UK Pricing Prospectus and of each and every other Supplementary Prospectus.

6.10 Any certificate signed by any officer of Galen and delivered to Merrill Lynch or its legal advisers pursuant to this Agreement shall be deemed a representation and a Warranty as at the date thereof by Galen to Merrill Lynch as to the matters covered thereby.

7.     INDEMNITY AND EXCLUSION OF LIABILITY

7.1 Galen agrees with Merrill Lynch, to indemnify and hold harmless each Indemnified Person as follows:

       (a) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in any of the Offer Documents (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances under which they were made, not misleading;

       (b) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission provided that (subject to clause 7.5 below) any such settlement is effected with the written consent of Galen;

       (c) against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by Merrill Lynch), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission to the extent that any such expense is not paid under (a) or (b) above; and

       (d) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of or based upon any act or failure to act, or alleged act or failure to act by an Indemnified Person including, for the avoidance of doubt:

              (i) in connection with the issue or approval of the contents of any investment advertisement issued on or after the date of this Agreement in connection with the Offers for the purposes of section 57(1) FSA or section 23 of the Investment Intermediaries Act, 1995 of Ireland or Section 31 of the Stock Exchange Act, 1995 of Ireland; and

              (ii) in its capacity as agent in relation to the Open Offer or as sponsor to Galen's application for Admission.

       provided, however, that this indemnity shall not apply to any loss, liability, claim, damage or expense to the extent (a) arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to Galen by Merrill Lynch expressly for use in the Offer Documents (or any amendment thereto) or (b) under subparagraph (d) above only, that it has been determined by a court of competent jurisdiction (not subject to further appeal) to have resulted from the gross negligence, wilful default or bad faith of Merrill Lynch or a material breach by Merrill Lynch of its obligations under this Agreement unless in any case the loss, liability, claim, damage or expense also arises out of a breach by Galen of a provision of this Agreement.

7.2 Merrill Lynch shall give notice as promptly as reasonably practicable to Galen of any action commenced against an Indemnified Person in respect of which indemnity may be sought hereunder, but failure to so notify Galen shall not relieve Galen from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity.

7.3 Counsel to the Indemnified Persons shall be selected by Merrill Lynch. Galen may participate at its own expense in the defence of any such action; provided, however, that counsel to Galen shall not (except with the consent of Merrill Lynch) also be counsel to the Indemnified Person. In no event shall Galen be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

7.4 Galen shall not, without the prior written consent of Merrill Lynch, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification could be sought under this clause 7 (whether or not the Indemnified Persons are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each Indemnified Person from all liability arising out of such litigation, investigation, proceeding or claim and
       (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

7.5 If at any time an Indemnified Person shall have requested Galen to reimburse the Indemnified Person for fees and expenses of counsel, Galen agrees that it shall be liable for any settlement of the nature contemplated by clause 7.1(b) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by Galen of the aforesaid request, (ii) Galen shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into, and (iii) Galen shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement.

7.6 If Galen is notified of a claim, action, investigation or proceeding made or threatened to be made against an Indemnified Person, it shall provide such Indemnified Person with such information and assistance in relation thereto as the Indemnified Person may reasonably require.

7.7 If Galen agrees any limitation (a "RELEVANT LIMITATION") on the extent to which it may claim against any third party (each a "THIRD PARTY") in connection with the Offers or Admission or Trading and Galen suffers any loss, damage, liability, expense or claim for which any Indemnified Person is (in whole or in part) jointly or severally responsible with any such Third Party(s) and/or any other person, the maximum aggregate amount of the Indemnified Persons' liability will be limited to such amount as the relevant Indemnified Persons agree or is judicially determined to be just and equitable having regard to the relative responsibility of the Indemnified Persons so liable, the Third Party(s) and any other person, without regard to any Relevant Limitations. The extent to which such liability, cost, expense, damage or loss may be recoverable from any Indemnified Person will be no more than it would have been had no Relevant Limitation been agreed by Galen.

7.8 If an Indemnified Person is liable for any liability, cost, expense, damage or loss suffered by, or is liable to make any contribution to, any person other than Galen in respect of the performance of its obligations under this Agreement or the provision of its services to Galen whether under this Agreement or otherwise, Galen will indemnify that Indemnified Person for any amount which it would have been entitled to recover from a Third Party (pursuant to the Civil Liability (Contributions) Act 1978 or otherwise) but for a Relevant Limitation.

7.9 If the United Kingdom Inland Revenue or any other taxing authority in any jurisdiction brings into charge to taxation any sum payable to Merrill Lynch or another Indemnified Person under this Agreement (other than the costs payable pursuant to clause 5.1), then (to the extent that the loss, damage, liability, cost, charge or expense in respect of which the sum is payable is not allowable to the relevant Indemnified Person as a deduction for tax purposes against the sum so payable and in the same accounting period as that in which such sum is brought into charge to tax) the sum so payable shall be grossed up by such amount as will ensure that after deduction of the taxation so chargeable there shall remain a sum equal to the amount that would otherwise be payable under this Agreement.

7.10 All sums payable to Merrill Lynch or another Indemnified Person under this Agreement shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by law, in which event the payer shall pay such additional amount as shall be required to ensure that the net amount received by the Indemnified Person concerned will equal the full amount which would have been received by it had no such deduction or withholding been made.

7.11 Notwithstanding any other provision of this Agreement, no Indemnified Person shall be liable to Galen for, or shall lose the benefit of the provisions of this clause 7 or the other provisions of this Agreement as a result of, any delay in performance or non-performance of its obligations arising under, out of, or in connection with, this Agreement where such performance is delayed or prevented by circumstances beyond its reasonable control.

7.12 Galen agrees with Merrill Lynch that no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to Galen or any person or entity asserting claims on behalf of or in right of Galen for or in connection with any matter referred to in this Agreement or otherwise in connection with the Offers or Admission or Trading except in relation to a matter referred to in clause 7.1(d)(i) and (ii) only, to the extent that any loss, liability, claim, damage or expense incurred by Galen has been determined by a court of competent jurisdiction (not subject to further appeal) to have resulted from the gross negligence, wilful default or bad faith of Merrill Lynch or a material breach by Merrill Lynch of its obligations under this Agreement unless in any case the loss, liability, claim, damage or expense also arises out of a breach by Galen of a provision of this Agreement.

7.13 The provisions of Clauses 7.1 to 7.12 will remain in full force and effect notwithstanding the completion of all matters and arrangements referred to in or contemplated by this Agreement.

7.14 The indemnities set out or referred to in this Agreement shall be in addition to and shall not be construed to limit, affect or prejudice any other right or remedy available to any Indemnified Person.

8.     TERMINATION

8.1    If at any time before Admission becomes effective either:

       8.1.1 Merrill Lynch is of the opinion that Galen has failed to comply or cannot comply with any of its obligations under this Agreement or has otherwise breached this Agreement; or

       8.1.2 Merrill Lynch is of the opinion that Galen has failed to satisfy all applicable conditions for Admission and other relevant requirements of the Listing Rules; or

       8.1.3 it shall come to the notice of Merrill Lynch that any statement contained in any of the Offer Documents has become or been discovered to be untrue, incorrect or misleading or that there has been a breach of any of the Warranties or undertakings contained in or given pursuant to this Agreement, then Merrill Lynch shall consult with Galen to the extent practicable but may, in its absolute discretion by notice to Galen, terminate this Agreement.

8.2 If this Agreement is terminated pursuant to clause 8.1 or if the Offer Price is set at a level which is less than 90 per cent. of the middle market quotation of the Ordinary Shares (as derived from the Daily Official List of the London Stock Exchange and The Irish Stock Exchange on the dealing day before the announcement of the Offer Price) or if the Purchase Agreement has not been entered into by 31 July 2001 or if the Purchase Agreement is terminated in accordance with its terms, the obligations of Merrill Lynch and the obligations of Galen under this Agreement shall cease and determine and none of the parties shall have any claim against any other in relation thereto save that:

       (a) clauses 1, 5, 7 and 12 to 15 shall continue in full force and effect;

       (b) such termination shall not prejudice any accrued rights or claims by any party against any other party; and

       (c) Merrill Lynch shall be entitled at any time on behalf of Galen to withdraw any application to the UK Listing Authority and The Irish Stock Exchange for

              Admission and to require Galen (or failing which itself) to make an announcement of such withdrawal.

9.     COVENANTS

9.1 Between the date of this Agreement and Admission becoming effective, Galen shall not, and shall procure that each Group Company will not, without the prior written consent of Merrill Lynch (which is not to be unreasonably withheld):

       9.1.1 enter into or vary (other than in the ordinary course of business) any commitment, agreement or arrangement or put itself in a position where it is obliged to announce that any commitment, agreement or arrangement may be entered into or varied which, in any case, is either material in the context of the Group or may involve an increase in the issued capital of a Group Company (other than an increase in the issued capital of a Group Company where all the capital is to be issued to another Group Company); or

       9.1.2 take any steps (including without limitation making any public statement or issuing or publishing any document) which, in the opinion of Merrill Lynch, would be materially inconsistent with any expression of policy or intention in the Offer Documents.

9.2 Between the date of this Agreement and the date which is 180 days from 26 July 2001 or the date of the Pricing Prospectus whichever is the later, Galen will not, without the prior written consent of Merrill Lynch (which consent is not to be unreasonably withheld):

       9.2.1 directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares or file any registration statement under the Securities Act with respect to any of the foregoing; or

       9.2.2 enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the beneficial interest in the Ordinary Shares,

       whether any such swap or transaction described in clause 9.2.1 or 9.2.2 above is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise. This clause shall not apply to any Ordinary Shares issued by Galen pursuant to the Offers or issued upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof and referred to in the Offer Documents, or any Ordinary Shares issued or options granted pursuant to existing employee benefit plans of Galen referred to in the Offer Documents or any Ordinary Shares issued pursuant to any non-employee director stock plan or dividend reinvestment plan.

9.3 Galen undertakes not to take, directly or indirectly, any action which is designed to stabilize or manipulate, or which constitutes or which might reasonably be expected to cause or result in stabilization or manipulation, of the price of any security of Galen in connection with the Offers.

10.    ANNOUNCEMENTS AND INFORMATION

10.1 Until the date falling 30 days after the date on which Admission becomes effective and without prejudice to clause 9.1, Galen shall not (in response to enquiries or otherwise) issue any public statement or publish any document or information which relates to the Offers, Trading or Admission or a Group Company (other than a normal trade announcement or document) without:

       10.1.1 where the statement, document or information is required by law, the UK Listing Authority or the London Stock Exchange or by law or a regulatory body or stock exchange in the United States or Ireland, prior consultation with Merrill Lynch and having due regard to all reasonable requests which Merrill Lynch may make; or

       10.1.2 in any other case, the prior written consent of Merrill Lynch (which is not to be unreasonably withheld) as to the content, timing and manner of the making or publication of the statement, document or information.

       Galen undertakes to use all reasonable endeavours to procure that each Group Company complies with the restrictions contained in this clause
       10.1 as if it were a party hereto. For the avoidance of any doubt, an advertisement or publication issued in the ordinary course of business of a Group Company which makes reference to the Offers, Trading or Admission and otherwise makes no statement and contains no information materially inconsistent with the Offer Documents shall not require consultation with, or comment from, Merrill Lynch under this clause 10.1.

10.2 Galen undertakes to Merrill Lynch that, until the date falling 30 days after the date on which Admission becomes effective, it will use and will procure that each Group Company uses, its reasonable endeavours to ensure that as early as practicable there is:

       10.2.1 discussed with Merrill Lynch in advance any public statement or document which relates to the Group's results, dividends or prospects, or to any acquisition, disposal, re-organisation, takeover, management development or any other significant matter (similar or not to the foregoing) and which it or any Group Company proposes to make or publish before Admission;

       10.2.2 discussed with Merrill Lynch in advance any other information which may be required to be notified to the Company Announcements Office of the UK Listing Authority and/or The Irish Stock Exchange (or any replacement service thereof) in accordance with paragraphs 9.1 or 9.2 of the Listing Rules; and

       10.2.3 forwarded to Merrill Lynch for their comments (to which Galen shall have due regard) proofs in final form of any accounts or of any public statement or document or information which it or a Group Company proposes to make or publish on or before the date on which Admission becomes effective and which relates to any matter falling within clauses 10.2.1 or 10.2.2.

10.3 In clauses 10.1 and 10.2, a reference to the making of a public statement or publication of a document or information includes authorising or permitting another person to do so.

11.    FURTHER ASSURANCE

       Galen undertakes to Merrill Lynch that it shall provide all information and assistance Merrill Lynch may require for the purposes of this Agreement and execute each document and do each, act and thing that Merrill Lynch may require to give effect to this Agreement, and the Offers and Admission and to satisfy its obligations (as sponsor) under the Listing Rules to provide to the UK Listing Authority and/or The Irish Stock Exchange any information or explanation as the UK Listing Authority and/or The Irish Stock Exchange may require for the purpose of verifying whether the Listing Rules are being and have been complied with by Merrill Lynch or Galen.

12.    GENERAL

12.1 A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each party.

12.2 The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

12.3 The rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by law.

12.4 Each date, time or period referred to in this Agreement is of the essence. If the parties agree in writing to vary a date, time or period, the varied date, time or period is of the essence.

12.5 Nothing in this Agreement shall have the effect of limiting or restricting any liability of any person arising as a result of any fraud.

13.    CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

13.1 Each Indemnified Person shall have the right under the Contracts (Rights of Third Parties) Act 1999 (which shall apply to this Agreement) to enforce its rights against Galen under clause 7 of this Agreement (subject to clause 15 and to the other provisions of this paragraph 13), as amended from time to time, provided that an Indemnified Person must obtain the written consent of Merrill Lynch (which Merrill Lynch may give or refuse in its absolute discretion) before it may bring proceedings to enforce the terms of clause 7 and, save to the extent notified in writing by Merrill Lynch to the relevant Indemnified Person, Merrill Lynch (without obligation) shall have the sole conduct of any such action on behalf of the relevant Indemnified Person.

13.2 Save as provided in clause 13.1, no-one other than Merrill Lynch and Galen shall be entitled to directly enforce its rights under this Agreement under the Contracts (Rights of Third Parties) Act 1999 or otherwise. Merrill Lynch shall have no responsibility to any Indemnified Person under or as a result of this clause 13. The parties to this Agreement do not require the consent of any person other than Merrill Lynch and Galen to rescind or vary this Agreement at any time.

14.    NOTICES

14.1 A notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally or sent by first class post pre-paid recorded delivery or by fax to the party due to receive the notice or communication, at its address set out in this Agreement or another address specified by that party by written notice to the other.

14.2 In the absence of evidence of earlier receipt, a notice or other communication is deemed given:

       14.2.1 if delivered personally, when left at the address referred to in clause 14.1;

       14.2.2 if sent by mail, 48 hours after posting it; and

       14.2.3 if sent by fax on completion of its transmission.

15.    GOVERNING LAW AND JURISDICTION

15.1   This Agreement is governed by English law.

15.2 The courts of England have non-exclusive jurisdiction to hear and decide any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (respectively "PROCEEDINGS" and "DISPUTES") and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England.

15.3 Each party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum.

15.4 Process by which any Proceedings are begun in England may be served on a party by being delivered in accordance with clause 14. Nothing contained in clause 15.4 affects the right to serve process in another manner permitted by law.

16.    COUNTERPARTS

       This Agreement may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same document.

                                   SCHEDULE 1


                     DOCUMENTS DELIVERED AND TO BE DELIVERED

PART 1: DOCUMENTS ALREADY DELIVERED TO MERRILL LYNCH


DOCUMENT                                                                NO. OF COPIES     EXECUTION
                                                                                          REQUIREMENTS
---------                                                               --------------    ---------------

1.      Verification Notes                                                1                Copy

2.      Applications for Listing (Schedule 3A)                            1                Certified Copy

3.      Application for Admission to Trading (Form 1)                     1                Certified Copy

4.      UK Prospectus and Application Form                                3                Copies

5.      Letters  to the  UKLA and The  Irish  Stock  Exchange  in form    1                Certified  copy as  signed by each
        required by para 5.5 of the Listing Rules                                          Director    (or   his   agent   or
                                                                                           attorney duly authorised by deed)

6.      Responsibility Letters and Powers of Attorney                     1 of each        Certified   copies  as  signed  by
                                                                                           each Director

7.      Letter to  Merrill  Lynch from Galen  relating  to  paragraphs    1                Signed original
        2.8 and 2.9 of the Listing Rules

8.      Letter to Merrill  Lynch from Galen  relating to para 2.15A of    1                Signed original
        the Listing Rules

9.      Letter to Merrill Lynch from Galen relating to working capital    1                Signed original

10.     Letter to Merrill Lynch from Galen  relating to no significant    1                Signed original
        change in financial or trading position of Galen

11.     Letters to Merrill  Lynch from Ashurst  Morris Crisp and Mason    1 of each        Signed originals
        Hayes & Curran relating to para 2.8 of the Listing Rules

12.     Letter to Merrill  Lynch from PwC  relating to para 2.8 of the    1                Signed original
        Listing Rules

13.     Resolutions  passed by the board of  directors  of Galen (or a    1                Certified copy
        committee  thereof)  approving the UK Prospectus,  authorising their  issue,  authorising  execution  of this  Agreement  and authorising the application for listing of the New Shares.

14.     Working Capital Report                                            1                 Copy

15.     Letter  prepared  by PwC with  regard to the  Working  Capital    1                Signed original
        Report

16.     Letter to  Merrill  Lynch and  Galen  from PwC with  regard to    1                Signed original
        accuracy  of  financial   information  in  the  UK  Prospectus
        including  in respect of para 2.15A of the  Listing  Rules and relating to changes in financial or trading position of Galen

17.     Consent letter from PwC                                           1                Certified Copy


DOCUMENT                                                                NO. OF COPIES     EXECUTION
                                                                                          REQUIREMENTS
---------                                                               --------------    ---------------
18.     Consent letter from KPMG                                          1                Certified Copy

19.     Letter to Merrill Lynch and Galen from PwC  confirming,  inter    1                Signed Original
        alia, that the pro-forma information has been properly compiled by the directors on the bases set out therein.

20.     Accountants   Report   from  PwC  in   relation   to  proforma    1                Certified Copy
        information on Estrace tablets acquisition.

21.     Consent letter from IMS                                           1                Certified Copy

22.     Consent letter from NDC                                           1                Certified Copy

23.     Consent letter from L'Estrange & Brett                            1                Certified Copy

24.     Irrevocable Undertakings                                          1 of each        Signed  Original  by each  Selling
                                                                                           Shareholder   (or  his   agent  or
                                                                                           attorney duly authorised by deed)

PART 2: ADDITIONAL DOCUMENTS REQUIRED BY THE UK LISTING AUTHORITY AND THE IRISH STOCK EXCHANGE IN CONNECTION WITH THE APPROVAL OF THE PROSPECTUS AND THE APPLICATION FOR ADMISSION (48 HOUR DOCUMENTS)


DOCUMENT                                                                   NO. OF COPIES     EXECUTION
                                                                                             REQUIREMENTS
--------                                                                   -------------     -------------
1.      Resolutions  passed  by the board of  directors  of Galen (or a    2                 Certified Copies
        committee thereof) allotting the New Shares

PART 3: DOCUMENTS TO BE PREPARED BY MERRILL LYNCH DELIVERED TO THE UK LISTING AUTHORITY AND THE IRISH STOCK EXCHANGE IN ORDER TO OBTAIN FORMAL APPROVAL OF THE PROSPECTUS

DOCUMENT (1 copy of each)

1.     Schedule 1A confirmation of independence

2.     Schedule 4A declaration

3. Letter from Merrill Lynch to the UK Listing Authority and The Irish Stock Exchange relating to para 2.14 of the Listing Rules

4. Letter from Merrill Lynch to the UK Listing Authority and The Irish Stock Exchange in respect of non-applicable paragraphs of the Listing Rules

PART 4: DOCUMENTS TO BE DELIVERED TO MERRILL LYNCH IN CONNECTION WITH THE PRICING PROSPECTUS


DOCUMENT                                                                   NO. OF COPIES     EXECUTION
                                                                                             REQUIREMENTS
--------                                                                   --------------    ------------
1.      Letter  to the  UKLA  and  The  Irish  Stock  Exchange  in form    1                 Certified  Copy as signed by
        required by para 5.5 of the Listing Rules.                                           each  Director (or his agent
                                                                                             or attorney duly  authorised
                                                                                             by deed)

2.      Pricing Prospectus.                                                3                 Copies

3.      Letter to Merrill  Lynch from Galen  relating  to paras 2.8 and    1                 Signed original
        2.9 of the Listing Rules.

4.      Letter to Merrill  Lynch from Galen  relating  to para 2.15A of    1                 Signed original
        the Listing Rules.

5.      "Bring  down"  letter to Merrill  Lynch from Galen  relating to    1                 Signed original
        working capital.

6.      Letter to Merrill Lynch from Ashurst  Morris Crisp  relating to    1                 Signed original
        para 2.8 of the Listing Rules.

7.      Letter to Merrill  Lynch from PwC  relating  to para 2.8 of the    1                 Signed original
        Listing Rules.

8.      "Bring  down"  letter to  Merrill  Lynch from PwC  relating  to    1                 Signed original
        working capital.

9.      Letter to Merrill  Lynch and Galen from PwC with  regard to the    1                 Signed original
        accuracy of  financial  information  in the Pricing  Prospectus relating to para 2.15A of the Listing Rules,  working  capital, and in respect of  significant  changes in financial or trading position of Galen since UK Prospectus.

10.     Letter to Merrill  Lynch from Mason Hayes & Curran  relating to                      Signed original
        para 2.8 of the Listing Rules of the Irish Stock Exchange.

11.     Certificate in form of Schedule 3                                  1                 Signed original

PART 5: DOCUMENTS TO BE DELIVERED TO MERRILL LYNCH AND REQUIRED FOR CLOSING


DOCUMENT                                                                   NO. OF COPIES     EXECUTION
                                                                                             REQUIREMENTS
--------                                                                   --------------    ------------
1.      "Bring  down"  letter to Merrill  Lynch  from  Galen  regarding    1                 Signed original
        working capital.
2.      "Bring  down"  letter  to  Merrill  Lynch  from  PwC  regarding    1                 Signed original
        working capital.
3.      Letter to  Merrill  Lynch  from PwC  regarding  no  significant    1                 Signed original
        change.
4.      Certificate in form of Schedule 3.                                 1                 Signed original

                                   SCHEDULE 2
                                   WARRANTIES

1.     AUTHORISATIONS AND CAPACITY

       Galen has the requisite power under its memorandum and articles of association to authorise and issue the New Shares to be issued in connection with the Offers and to effect the Offers.

2.     UK PROSPECTUS

2.1    COMPLIANCE

       The UK Prospectus complies in all respects with the Act, the FSA, the Listing Rules, the relevant requirements of the UK Listing Authority and The Irish Stock Exchange, Applicable Irish Securities Law and all other relevant requirements of statute, statutory regulation or regulatory bodies.

2.2    INFORMATION

       2.2.1 The UK Prospectus is true and not misleading and contains all information which is or may be material for disclosure to a prospective investor and its professional advisers or which either of them would reasonably require, and reasonably expect to find there, for the purpose of making an informed assessment of the assets and liabilities, financial position, profits and losses, and prospects of the Group and of the rights attaching to the New Shares.

       2.2.2 Except as disclosed in the UK Prospectus, there are no rights (conditional or otherwise) to require the issue of any shares or other securities (including, without limitation, any loan capital) of a Group Company (other than to another Group Company) which are outstanding and in force.

       2.2.3 There is no fact or circumstance which is not disclosed in the UK Prospectus which ought to be taken into account by the UK Listing Authority or The Irish Stock Exchange in considering the application for Admission.

       2.2.4 Except as disclosed in the UK Prospectus there has been no significant change in the financial or trading position or prospects of the Group since 31 March 2001.

       2.2.5  In relation to the information contained in the UK Prospectus:

              (a) the statement relating to working capital in paragraph 13 of Part V represents the Directors' true and honest opinion made after due and careful consideration and enquiry;

              (b) the statement relating to significant changes in the financial or trading position of the Group at paragraph
                     14.3 of Part V represents the Directors' true and honest opinions, expectations, beliefs and intentions made after due and careful consideration and enquiry; and

       (c) the interests (if any) of the Directors in Galen's share capital and in transactions with any Group Company are accurately described in the UK Prospectus.

2.3    DEROGATION

       Each statement made by or on behalf of Galen in connection with any application to the UK Listing Authority and/or The Irish Stock Exchange for information to be omitted from the UK Prospectus is in every material respect true and accurate and not misleading. There is no information which has not been disclosed in writing to the UK Listing Authority in connection with such an application which by its omission makes such a statement untrue, inaccurate or misleading in any material respect or is material for disclosure to the UK Listing Authority and/or The Irish Stock Exchange.

2.4    VERIFICATION

       The answers to the Verification Notes have been prepared or approved by persons having appropriate knowledge and responsibility to enable them properly to provide those answers, which have been given in good faith and with due care and attention.

3.     WORKING CAPITAL REPORT

3.1 The Group will have sufficient working capital for its present requirements, that is, for at least the next 12 months from the date of publication of the UK Prospectus.

3.2 The Working Capital Report has been approved by the Directors and has been prepared after due and careful enquiry and on the bases and assumptions stated in the Working Capital Report, which the Directors believe to be reasonable. There is no other fact known to any Director and no other assumption which ought to have been reasonably taken into account in preparing the Working Capital Report.

4.     SHARE CAPITAL

4.1 Galen and the directors of Galen have the right, power and authority under Galen's memorandum and articles of association or pursuant to resolutions passed in general meeting to allot and issue the New Shares in the manner proposed by this Agreement and the UK Prospectus, to pay the fees, commissions and costs provided for in this Agreement and to enter into, exercise its rights and perform its obligations under this Agreement and to complete all the arrangements contemplated by this Agreement in accordance with its terms without any further sanction or consent.

4.2 No agreement, arrangement or obligation to which a Group Company is a party or by which a Group Company or any of its assets is bound will be terminated, adversely affected or breached by reason of the allotment, offer and issue of the New Shares. Neither the allotment, offer nor issue of the New Shares will infringe the laws or regulations of any jurisdiction.

5.     PRIOR DOCUMENTS AND ANNOUNCEMENTS

5.1 In paragraph 5.2, a "DOCUMENT" means a document issued, and "ANNOUNCEMENT" means an announcement made, to the public, press, the UK Listing Authority or the Irish Stock Exchange or the Company Announcements Office of the London Stock Exchange by or on behalf of Galen since (and including) 1 May 2001.

5.2 In respect of each statement contained in a Document or in an Announcement which is material in the context of Admission:

       5.2.1 If it is a statement of fact, it is and was when made true and accurate in all material respects;

       5.2.2 If it is a statement of opinion, intention or expectation, it is and was when made fairly and reasonably held; and

       5.2.3 In any case, it is not, and was not when given, made materially incorrect or misleading by the omission from the statement of any fact or matter,

       Except as disclosed in any document issued or announcement made to the press, public, the UK Listing Authority or the Company Announcements Office of the London Stock Exchange or the Irish Stock Exchange after the issue of the relevant document or the making of the relevant Announcement.

6.     INSOLVENCY

       No order has been made, petition presented or threatened or resolution passed for the winding up of, or for the appointment of a provisional liquidator to, or for an administration order in respect of, a Group Company. No receiver or receiver and manager has been appointed of the whole or part of a Group Company's assets or business. In respect of a Group Company, no voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986, and no compromise or arrangement has been proposed, agreed to or sanctioned under section 425 of the Act. No action is being taken to strike a Group Company off the register under section 652 of the Act.

7.     INFORMATION TO SHAREHOLDERS

7.1 The Offer Documents do not include an untrue statement of a material fact or omit or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each forecast, estimate and expression of opinion, intention or expectation (if any) contained in the Offer Documents is made on reasonable grounds, is honestly held, is fairly based and has been made after due and careful consideration and no information has been omitted which is likely to make any such forecast, estimate or expression of opinion, intention or expectation untrue, inaccurate or misleading in any material respect or which is material for disclosure in the Offer Documents. The representations and warranties in this subsection shall not apply to statements in or omissions from the Offer Documents made in reliance upon and in conformity with information furnished to the Company in writing by Merrill Lynch expressly for use in the Offer Documents.

8.     INDEPENDENT ACCOUNTANTS

       To the knowledge and belief of Galen, the accountants who certified the financial statements and supporting schedules included in the Offer Documents are independent public accountants as required by the Securities Act and the regulations made thereunder.

9.     FINANCIAL STATEMENTS

       The financial statements included in the Offer Documents, together with the related schedules and notes, present fairly [(and in the case of audited financial statements, show a true and fair view of)] the financial position of Galen and its consolidated subsidiaries, and of Warner Chilcott PLC and its consolidated subsidiaries, at the dates indicated and the statement of operations, stockholders' equity and cash flows of Galen and its consolidated subsidiaries, and of Warner Chilcott PLC and its consolidated subsidiaries, for the periods specified; said financial statements have been prepared in conformity with the applicable generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved except as otherwise disclosed in the Offer Documents. The supporting schedules, if any, included in the Offer Documents present fairly in accordance with the applicable GAAP the information required to be stated therein. The selected financial data and the summary financial information included in the Offer Documents present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Offer Documents. The pro forma financial statements and the related notes thereto included in the Offer Documents present fairly the information shown therein, have been prepared in accordance with the Commission's rules and guidelines with respect to pro forma financial statements and, with respect to the pro forma financial statements for the period ended March 31, 2001, have been duly and carefully prepared on the bases set out in Part IV of the UK Prospectus and in accordance with the Listing Rules and have been properly compiled on the bases described therein (which is consistent with the accounting principles, standards and practices normally applied by Galen).

10.    NO MATERIAL ADVERSE CHANGE IN BUSINESS

       Since the respective dates as of which information is given in the Offer Documents except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of Galen and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a "Material Adverse Effect"), (B) there have been no transactions entered into by Galen or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to Galen and its subsidiaries considered as one enterprise, and (C) except for regular dividends on the Ordinary Shares in amounts per share that are consistent with past practice, there has been no dividend or distribution of any kind declared, paid or made by Galen on any class of its capital stock.

11.    GOOD STANDING OF THE COMPANY

       Galen has been duly organized and is validly existing as a public limited company under the laws of Northern Ireland and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offer Documents and to enter into and perform its obligations under this Agreement; and Galen is duly qualified as a foreign corporation to transact business in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

12.    GOOD STANDING OF SUBSIDIARIES

       Each subsidiary of the Company (each a "Subsidiary" and, collectively, the "Subsidiaries") has been duly organized and is validly existing as a corporation or a company under the laws of the jurisdiction of its incorporation or formation, has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offer Documents and is duly qualified as a foreign corporation to transact business in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect; except as otherwise disclosed in the Offer Documents, all of the issued and outstanding shares or capital stock of each such Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and is owned by Galen, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; none of the outstanding shares or capital stock of any Subsidiary was issued in violation of the preemptive or similar rights of any shareholder or holder of another security or right to acquire shares in any Subsidiary. The only subsidiaries of the Company are the subsidiaries listed in the Offer Documents.

13.    CAPITALISATION

       The authorized, issued and outstanding share capital of Galen is as set forth in the Offer Documents in the column entitled "Actual" under the caption "Capitalization" (except for subsequent issuances, if any, pursuant to agreements or employee benefit plans referred to in the Offer Documents or pursuant to the exercise of convertible securities or options referred to in the Offer Documents). The shares in the issued and outstanding share capital of Galen including the Sale Shares have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding share in the capital of Galen, including the Sale Shares was issued in violation of the preemptive or other similar rights of any shareholder of or holder of another security or right to acquire shares of Galen.

14.    AUTHORISATION OF AGREEMENT

       This Agreement has been duly authorised, executed and delivered by the Company and constitutes a valid and legally binding agreement of Galen enforceable in accordance with its terms.

15.    ABSENCE OF DEFAULTS AND CONFLICTS

       Neither Galen nor any of its subsidiaries is in violation of its memorandum of association or articles of association or charter or by-laws as the case may be or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which Galen or any of its subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of Galen or any subsidiary is subject (collectively, "Agreements and Instruments") except for such defaults that would not result in a Material Adverse Effect; and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and in the Registration Statement and the Offer Documents (including the issue of the New Shares and the sale of the Sale Shares and the use of the proceeds from the issue of the New Shares as described in the Offer Documents under the caption "Use of Proceeds") and compliance by Galen with its obligations hereunder have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of Galen or any subsidiary pursuant to, the Agreements and Instruments (except for such conflicts, breaches or defaults or liens, charges or encumbrances that would not result in a Material Adverse Effect), nor will such action result in any violation of the provisions of the charter or by-laws of Galen or any subsidiary or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, having jurisdiction over Galen or any subsidiary or any of their assets, properties or operations. As used herein, a "Repayment Event" means any event or condition which gives the holder of any material amount of any note, debenture or other evidence of indebtedness (or any person acting on such holder's behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by Galen or any subsidiary.

16.    ABSENCE OF LABOR DISPUTE

       No labor dispute with the employees of Galen or any subsidiary exists or, to the knowledge of Galen, is imminent, which, may reasonably be expected to result in a Material Adverse Effect.

17.    ABSENCE OF PROCEEDINGS

       Other than as set forth in the Offer Documents there is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of Galen, threatened, against or affecting Galen or any subsidiary, which is required to be disclosed in the Offer Documents, or which might reasonably be expected to result in a Material Adverse Effect or which might reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement or the performance by Galen of its obligations hereunder; the aggregate of all pending legal or governmental proceedings to which Galen or any subsidiary is a party or of which any of their respective property or assets is the subject which are not described in the Offer Documents, including ordinary routine litigation incidental to the business, could not reasonably be expected to result in a Material Adverse Effect.

18.    POSSESSION OF INTELLECTUAL PROPERTY

       Galen and its subsidiaries own or possess, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, "Intellectual Property") necessary to carry on the business now operated by them, and neither Galen nor any of its subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of Galen or any of its subsidiaries therein, and which infringement or conflict (if the subject of any unfavourable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect.

19.    ABSENCE OF FURTHER REQUIREMENTS

       No filing with, or authorisation, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by Galen of its obligations hereunder, in connection with the Offer, or the issue or sale of any Ordinary Shares pursuant to the Offers or the consummation of the transactions contemplated by this Agreement, except as may have been made or obtained or required by the Securities Act, U.S. state securities laws the U.K. Listing Authority or the Irish Stock Exchange.

20.    POSSESSION OF LICENSES AND PERMITS

       Galen and its subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, "Governmental Licenses") issued by the appropriate regulatory agencies or bodies in the United Kingdom, the Republic of Ireland, the United States and elsewhere as is necessary to conduct the business now operated by them; Galen and its subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, have a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect; and neither Galen nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavourable decision, ruling or finding, would result in a Material Adverse Effect.

21.    TITLE TO PROPERTY

       Galen and its subsidiaries have good and marketable title to all real property owned by Galen and its subsidiaries and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (a) are described in the Offer Documents or
       (b) do not, singly or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by Galen or any of its subsidiaries; and all of the leases and subleases material to the business of Galen and its subsidiaries, considered as one enterprise, and under which Galen or any of its subsidiaries holds properties described in the Offer Documents, are in full force and effect, and neither Galen nor any subsidiary has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of Galen or any subsidiary under any of the leases or subleases mentioned above, or affecting or questioning the rights of Galen or such subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease.

22.    ENVIRONMENTAL LAWS

       Except as described in the Offer Documents and except as would not, singly or in the aggregate, result in a Material Adverse Effect, (a) neither Galen nor any of its subsidiaries is in violation of any United Kingdom, Republic of Ireland or United States federal or state, or of any other jurisdiction, statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, "Hazardous Materials") or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, "Environmental Laws"), (b) Galen and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (c) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non compliance or violation, investigation or proceedings relating to any Environmental Law against Galen or any of its subsidiaries and (d) there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting Galen or any of its subsidiaries relating to Hazardous Materials or any Environmental Laws.

23.    NO REGISTRATION RIGHTS

       Except as disclosed in the Offer Documents, there are no persons with registration rights or other similar rights to have any securities registered pursuant to the Registration Statement or any material amount of securities otherwise registered by Galen under the Securities Act.

24.    TAXATION

       No stamp duty, stamp duty reserve tax or other issue or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable in the UK, Ireland, the United States or elsewhere by or on behalf of Merrill Lynch in connection with the issue of the Open Offer Shares.

25.    DIVIDEND PAYMENTS

       Except as set forth in the Offer Documents, no authorization, approval or consent of any governmental authority or agency of Northern Ireland is required to effect dividend payments on any Ordinary Shares, including any Ordinary Shares held by the Depositary, or for the Depositary to effect dividend payments in U.S. dollars on any ADSs.

26.    COMPLIANCE WITH APPLICABLE LAWS

       Galen has complied, in all material respects, with all applicable laws in connection with the performance of its obligations under this Agreement and the consummation of the transactions herein contemplated.

27.    INSURANCE

       Other than as disclosed in the Offer Documents, Galen and each of its subsidiaries carry, or are covered by, insurance in such amounts and covering such risks as is adequate for the conduct of their respective businesses and the value of their respective properties and is customary for companies engaged in similar businesses in similar industries.

28.    NO STABILIZATION OR MANIPULATION

       Neither Galen nor any of its affiliates (as defined in Rule 501 under the Securities Act) ("Affiliates") nor any person acting on its or their behalf has taken, directly or indirectly, any action which was designed to or which has constituted or which might reasonably be expected to cause or result in stabilization or manipulation of the price of any Ordinary Shares.

                                   SCHEDULE 3
                             WARRANTIES CERTIFICATE

                              [LETTERHEAD OF GALEN]


To:    Merrill Lynch International
       Ropemaker Place
       25 Ropemarket Street
       LONDON  EC2Y 9LY
                                                                          [date]

Dear Sirs

There is no fact or circumstance which:

1. constituted a breach of clause 6.1 of the sponsor's and open offer agreement between us dated 2 July 2001 (the "AGREEMENT"); or

2. has caused or would or might cause a Warranty in schedule 2 to the Agreement to become untrue, inaccurate or misleading by reference to the facts or circumstances existing at 4.00 p.m. today.

In this letter, the term "Warranty" has the meaning given in clause 1.1 of the Agreement. For the purpose of paragraph 2 of this letter, where in a Warranty in schedule 2 to the Agreement there is an express or implied reference to the "date of this Agreement", that reference is to be construed as a reference to "4.00 p.m. today".

Yours faithfully





[Director]
for and on behalf of
Galen Holdings PLC

EXECUTED by the parties:

Signed by                              )   /s/ R. Geoffrey Elliott
for                                    )
and on behalf of                       )
GALEN HOLDINGS PLC:                    )







Signed by                              )   /s/ John Plaxton
For                                    )
and on behalf of                       )
MERRILL LYNCH                          )
INTERNATIONAL:                         )